Exhibit 99.1

For Release: 7:00 a.m. EDT	Contacts:	Julie S. Ryland

Wednesday, July 31, 2013		205.326.8421

ENERGEN REPORTS 2ND QUARTER 2013 OPERATING, FINANCIAL RESULTS

VERTICAL WOLFBERRY EURS INCREASE

Highlights

—	Contribution from deeper formations and slick water stimulations lead to increase in average EUR of a Wolfberry well by 25,000 BOE to 190,000 BOE

—	Revised drilling, capital plans include additional operated Wolfcamp wells in Delaware and Midland basins

—	Oil, NGL production increases 19% from prior-year 2nd quarter; Permian Basin production rises 26%

—	Production guidance range affirmed at 26.1-26.5 MMBOE (including full year of Black Warrior Basin volumes)

—	$101 oil hedges added in second half of 2013

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its earnings in the three months ended June 30, 2013, totaled $83.1 million, or $1.15 per diluted share. Excluding non-cash items, Energen’s adjusted net income (a non-GAAP measure) totaled $47.6 million, or $0.66 per diluted share, in the second quarter of 2013; in the same period last year, adjusted net income was $52.8 million, or $0.73 per diluted share.

Non-cash, mark-to-market revenue gains in the second quarter of 2013 were $56.1 million ($35.5 million after tax, or $0.49 per diluted share). In the second quarter of 2012, mark-to-market revenue gains totaled $121.5 ($78.5 million after tax, or $1.09 per diluted share). [See “Non-GAAP Financial Measures” for more information and reconciliation.]

A 7 percent increase in total production, including an 18 percent increase in oil volumes, and higher realized natural gas and oil prices benefited Energen’s second quarter earnings in 2013 as compared to the same period a year ago. More than offsetting these gains were increased depreciation, depletion, and amortization expense (DD&A), lease operating expense (LOE) and production taxes, and administrative expense.

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $223.1 million in the second quarter of 2013 and compared with $201.2 million in the prior-year second quarter. The company’s oil and gas exploration and production unit, Energen Resources Corporation, had adjusted EBITDA of $209.5 million in the second quarter of 2013 and $186.4 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Second Quarter 2013

Excluding non-cash items, Energen Resources reported adjusted net income of $48.4 million in the second quarter of 2013 and $53.2 million in the same period a year ago. Production in the second quarter increased 7 percent year-over-year. Oil and natural gas liquids (NGL) volumes increased 19 percent, reflecting the company’s focus on its assets in the oil-rich Permian Basin; production in the basin grew 26 percent in the second quarter of 2013 from the same period last year.

A 4 percent decline in second quarter natural gas volumes year-over-year reflected the company’s limited capital investment in its natural gas properties in response to low prices; the San Juan Basin and the company’s other gas properties experienced 8 percent and 17 percent declines, respectively, in the second quarter of 2013 from the same period a year ago.

Production (MBOE)

Commodity	2Q13	2Q12	Change

Oil	2,595	2,195	18%

NGL	815	661	23%

Natural Gas	3,070	3,213	(4) %
Total	6,480	6,069	7%

Production by Area (MBOE)

Area	2Q13	2Q12	Change

Permian Basin	3,549	2,814	26%

San Juan Basin	2,299	2,493	(8) %

Other	632	762	(17) %
Total	6,480	6,069	7%

Average Realized Sales Prices
Commodity	2Q13	2Q12	Change

Oil (per barrel)	$87.13	$85.70	2%

NGL (per gallon)	$0.70	$0.75	(7) %

Natural Gas (per Mcf)	$4.30	$3.55	21%

Total LOE per unit in the 2nd quarter of 2013 increased approximately 17 percent from the same period a year ago to $13.83 per barrel of oil equivalent (BOE). Base LOE and marketing and transportation expenses increased approximately 15 percent to $11.11 per BOE largely due to increased workovers and repairs, environmental compliance, increased equipment rental expense, higher ad valorem taxes, and increased power and gathering expenses. Commodity price-driven production taxes increased approximately 25 percent on a per-unit basis to $2.72 per unit.

DD&A expense per unit in the 2nd quarter of 2013 totaled $18.54 per BOE, increasing approximately 24 percent from the same period last year largely due to year-over-year increases in development costs and production and to the impact of reduced year-end 2012 natural gas reserves resulting from lower commodity prices.

Per-unit net G&A expense increased approximately 39 percent in the second quarter of 2013 to $3.85 per BOE largely due to performance-based compensation and higher labor costs.

ALAGASCO

Energen’s utility operations under Alagasco generated a net loss of $0.7 million in the 2nd quarter of 2013 as compared with earnings of $0.3 million in the same period a year ago; the difference primarily was due to the timing of rate recovery under the utility’s rate-setting process.

YTD FINANCIAL RESULTS

CONSOLIDATED

In the first six months of 2013, Energen’s net income totaled $139.8 million, or $1.93 per diluted share. Excluding non-cash items, adjusted net income (a non-GAAP measure) totaled $130.2 million, or $1.80 per diluted share. These non-cash items were mark-to-market revenue gains on certain financial commodity contracts of $15.1 million ($9.5 million after tax, or 13 cents per diluted share). Adjusted net income in the prior-year period totaled $149.9 million, or $2.07 per diluted share. [See “Non-GAAP Financial Measures” for explanation and reconciliation.]

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $486.4 million in the year-to-date period ended June 30, 2013, and compared with $464.0 million in same period last year. Energen Resources’ adjusted year-to-date 2013 EBITDA was $382.3 and compared with $359.6 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

EXPLORATION & PRODUCTION

Excluding non-cash items, Energen Resources’ adjusted year-to-date net income totaled $83.1 million in 2013 as compared with $102.4 million in the same period in 2012.

Production, January-June (MBOE)

Commodity	YTD13	YTD12	Change

Oil	4,912	4,148	18%

NGL	1,471	1,281	15%

Natural Gas	6,018	6,395	(6) %
Total	12,401	11,824	5%

Production by Area, January-June (MBOE)

Area	YTD13	YTD12	Change

Permian Basin	6,573	5,304	24%

San Juan Basin	4,513	4,992	(10) %

Other	1,315	1,528	(14) %
Total	12,401	11,824	5%

Average Realized Sales Prices, January-June

Commodity	YTD13	YTD12	Change

Oil (per barrel)	$86.43	$85.43	1%

NGL (per gallon)	$0.73	$0.81	(10) %

Natural Gas (per Mcf)	$4.28	$3.75	14%

Total LOE per unit in the first six months of 2013 increased approximately 24 percent from the same period last year to $14.96 per BOE. Base LOE and marketing and transportation expenses increased approximately 27 percent to $12.38 per BOE largely due to increased workovers and repairs, equipment rental expense, ad valorem taxes, water disposal, gathering, and environmental compliance. Commodity price-driven production taxes increased approximately 12 percent on a per-unit basis to $2.58 per BOE.

DD&A expense per unit in the first six months of 2013 increased approximately 23 percent from the same period last year, excluding the non-cash write-down of natural gas properties in East Texas, to $18.03 per BOE; this increase largely reflected year-over-year increases in development costs and production and the impact of reduced year-end 2012 natural gas reserves resulting from lower commodity prices.

Per-unit net G&A expense increased approximately 36 percent in the first six months of 2013 to $4.00 per BOE largely due to performance-based compensation and higher labor costs.

ALAGASCO

Alagasco generated net income of $46.5 million in the first six months of 2013 as compared with $47.2 million in the same period last year.

Midland Basin

First Operated Wolfcamp Well in Midland Basin Generates Strong Results

Energen reported today in a separate announcement that its first operated Wolfcamp well in the Midland Basin produced at a peak 24-hour initial rate (3-stream) of 861 boepd (60% oil, 23% NGL, 17% gas) and has a 20-day peak average rate (3-stream) of 709 boepd (65% oil, 20% NGL, 15% gas). Drilled in the upper Wolfcamp shale to a lateral length of 4,250 feet in Glasscock County, Energen’s Lavaca 38 #101H initial rates are comparable to those of similar wells operated by others in the area.

“Based on the result of this well and the results of others in the Basin, it appears that multiple benches of the Wolfcamp shale will be productive and are candidates for future pad drilling, which will only make the economics stronger,” said Energen Chief Executive Officer James McManus. The company estimates that, based on 80-acre spacing and 4,400-foot lateral lengths, success in the three benches of the Wolfcamp would translate into some 2,000 potential drilling locations (unrisked) on its approximately 70,000 net acres in the play.

In the second half of 2013, Energen plans to add a horizontal rig in the Midland Basin and increase the number of wells drilled this year from 6 gross (6 net) to 9 gross (9 net). The company also expects to drill progressively longer lateral lengths – up to 7,500 feet. Energen’s second Glasscock County well is currently being completed, and the vertical section of a third well is being drilled.

Vertical Wolfberry EURs Raised

Energen Resources’ vertical Wolfberry wells continued to generate strong results in the second quarter. Sixty-seven gross (62 net) wells tested at an average peak 24-hour initial production rate (2-stream) of 114 boepd (78% oil). The peak 30-day average rate (2-stream) was 96 boepd (78% oil).

These rates are above the company’s average Wolfberry type curve primarily due to continued performance enhancement from slick water stimulations in the southern half of the Midland Basin and to contributions from deeper formations in the northern half of the basin. In the north, by adding approximately 500 feet to total depth, Energen is now drilling below the Strawn into the Mississippian to include the Atoka, Barnett, and Mississippi Lime in its completions. In addition to enhancing current vertical production, the deeper wells are holding these zones for potential horizontal drilling in the future.

Based on an analysis of well performance, Energen believes that the improvement in results supports an increase in the estimated ultimate recovery (EUR) per well from an average of 165,000 BOE to 190,000 BOE. The new average drill and complete cost is $2.5 million, and the estimated pre-tax rate of return has increased to 31 percent at commodity prices of $100 per barrel oil and $4 per Mcf gas.

Energen has drilled 94 gross (85 net) Wolfberry wells in the first six months of the year and plans to drill another 42 gross (39 net) wells by year end. This reflects a reduction of 42 net wells from prior drilling plans as the company redeploys capital to accelerate testing of the horizontal Wolfcamp potential on its Midland Basin acreage. Energen estimates that its 27,000 net undeveloped Wolfberry acres in the Midland Basin support 670 net drilling locations on 40-acre spacing.

Delaware Basin

Wolfcamp Wells in Delaware Basin Show Potential

Energen reported today in a separate announcement that three horizontal Wolfcamp wells it drilled in the Delaware Basin have generated strong early rates. The E.J. Brady 56-1 #1H was drilled in the upper Wolfcamp to a lateral length of 3,800 feet in Reeves County. It produced at a peak 24-hour initial rate (3-stream) of 1,798 boepd (27% oil, 29% NGL, 44% gas) and had a peak 20-day average rate (3-stream) of 1,585 boepd (27% oil, 29% NGL, 44% gas).

The University 39-17 #1H and University 28-21 #1H wells were drilled in Ward and Winkler counties in the eastern side of the Delaware Basin. They both tested the upper Wolfcamp and had lateral lengths of 4,000 feet and 4,200 feet, respectively. The 39-17 #1H produced at a peak 24-hour initial rate (3-stream) of 1,187 boepd (61% oil, 18% NGL, 21% gas) and had a peak 30-day average rate (3-stream) of 950 boepd (60% oil, 18% NGL, 22% gas); the 28-21 #1H produced at a peak 24-hour initial rate (3-stream) of 969 boepd (74% oil, 14% NGL, 12% gas) and had a peak 30-day average rate (3-stream) of 652 boepd (74% oil, 14% NGL, 12% gas).

“We are pleased with our early Wolfcamp results in the Delaware Basin, but more work needs to be done to fully understand the complexities of this thick shale formation,” McManus said. With approximately 114,000 net acres in the Texas Delaware Basin estimated to have Wolfcamp potential, Energen’s potential (unrisked) drilling inventory could reach into the thousands (based on 80-acre spacing and 4,400-foot lateral lengths) if the play is successful in one or more benches of the shale on a large-scale basis.

Energen has added two more operated Delaware Basin Wolfcamp wells to its exploratory drilling schedule for 2013 and has converted a second Wolfbone well to a Wolfcamp well. This brings the total number of operated Wolfcamp wells in the company’s 2013 exploration program in the Delaware Basin to 10 gross (10 net). Three wells are currently drilling.

3rd Bone Spring Development Wells Continue Solid Performance

In the company’s horizontal 3rd Bone Spring program in the Delaware Basin, Energen Resources tested 10 gross (10 net) wells in the second quarter of 2013 that had an average 24-hour peak rate (2-stream) of 1,035 boepd (70% oil). The 30-day average production rate (2-stream) of 7 gross (7 net) wells tested was 695 boepd (68% oil).

On the east side of the Pecos River, the company’s core 3rd Bone Spring holdings total approximately 30,000 net acres, of which 7,500 remain undeveloped. Energen Resources estimates that it has 46 potential locations remaining to be drilled on 160-acre spacing in this core area.

2013 Guidance

Energen today affirmed its production guidance range of 26.1-26.5 million BOE (MMBOE). Included in this range is a full-year of Black Warrior Basin gas production; these assets currently are on the market. A sale of the properties prior to year-end would affect production for the year.

Drilling capital is estimated to remain approximately $1.0 billion; costs associated with additional Wolfcamp wells, deeper northern Wolfberry wells, additional working interests, and other change-in-scope items have been largely offset by a reduction in vertical Wolfberry wells.

2013e Revised Drilling and Production Summary

	Operated Wells Drilled		Production

	Gross (Net)		Midpoint

Midland Basin	145 (133)		5.4

Wolfberry	136 (124)		5.3

Wolfcamp	9 (9)		0.1

Delaware Basin	43 (41)		4.9

3rd Bone Spring	32 (30)		4.4

Wolfcamp	10 (10)		0.5

Wolfbone	1 (1)

Other Permian*	83 (80)		4.3

San Juan Basin/Other	0		11.7

TOTAL	271	(254)	26.1 - 26.5

* Includes 2 gross (2 net) injector wells

Production (MMBOE)

Commodity	2013e Production Midpoint	2012

Oil	10.6	8.8

NGL	3.5	2.6

Natural Gas	12.2	12.7
Total	26.1 - 26.5	24.1

2013e Capital Summary

Basin	Capital ($MM)
Midland Basin	$460

Delaware Basin	$425

Other Permian	$85

San Juan Basin/Other	$30

Total	$1,000

Energen’s revised guidance range for 2013 consolidated after-tax cash flows is $907-$937 million. Energen Resources’ after-tax cash flows are estimated to be $806-$836 million, and Alagasco is expected to generate after-tax cash flows of approximately $101 million.

Net income guidance for 2013 was revised down to $3.15-$3.55 per diluted share due largely to increased estimates for LOE and slight changes to product mix. A sale of the company’s Black Warrior Basin assets before year end would not materially impact earnings. Energen’s earnings guidance does not include non-cash, mark-to-market gains or losses. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

Energen Resources’ estimated exploration and production expenses per BOE in 2013 are:

Lease Operating expense
Base, marketing, and transportation	$ 11.35 - $ 11.60
Production taxes	$ 2.65 - $ 2.75
DD&A expense	$ 18.65 - $ 18.95
General & Administrative expense, net	$ 3.80 - $ 4.25
Interest expense	$ 2.00 - $ 2.10

Approximately 70 percent of the company’s total estimated production for the remainder of 2013 is hedged. In early July, to capitalize on an upswing in oil prices, Energen added hedges for an additional 195,000 barrels of its July-December 2013 oil production at a NYMEX price of $101.00 per barrel. Assumed prices applicable to Energen Resources’ unhedged volumes for the remainder of the year are $90.00 per barrel of oil, $0.86 per gallon of NGL, and $4.00 per Mcf of natural gas.

Hedges also are in place that limit the company’s exposure to the Midland to Cushing differential to just over 30 percent of its estimated oil production for the remainder of 2013. Energen Resources has hedged the WTS Midland to WTI Cushing (sour oil) differential for 1.8 million barrels of oil production at an average price of $3.00 per barrel and the WTI Midland to WTI Cushing differential for 2.1 million barrels at an average price of $1.00 per barrel.

Energen’s 2013 guidance includes assumed prices applicable to Energen Resources’ unhedged oil basis differentials for the remainder of the year. They are $1.00 per barrel (sour oil) and $0.50 per barrel (WTI Midland to WTI Cushing). Energen estimates that approximately 68 percent of its oil production for the remainder of 2013 is sweet.

The company’s current hedge position for the last six months of 2013 is as follows:

Commodity	Hedge Volumes	2013e Production Midpoint	Hedge %	NYMEX Price
Oil	4.8 MMBO	5.7 MMBO	84%	$ 91.47 per barrel

NGL	23.4 MMgal	85.9 MMgal	27%	$ 1.02 per gallon

Natural Gas	27.3 Bcf	37.6 Bcf	73%	$ 4.64 per Mcf

Note: Known actuals included

In the table above, basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.20 per Mcf.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect oil transportation charges of approximately $2.50 per barrel for the remainder of 2013; and average realized NGL prices will be net of transportation and fractionation fees that are estimated to average $0.11-$0.17 per gallon for the remainder of 2013. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Sensitivity of 2013e Cash Flows and Earnings to Changes in Commodity Prices

Changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2013 cash flows:

—	Every $1.00 change in the average NYMEX price of oil from $90 per barrel represents an estimated net impact of $400,000, or 0.6 cents per diluted share.
—	Every 1-cent change in the average price of liquids from $0.86 per gallon represents an estimated net impact of approximately $450,000, or 0.6 cents per diluted share.
—	Every 10-cent change in the average NYMEX price of gas from $4.00 represents an estimated net impact of $200,000, or 0.3 cents per diluted share.

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be different from those outlined above.

At the end of June 2013, Alagasco was on track to earn within its allowed range of return on average equity of $375-$380 million.

ENERGEN ADDS TO 2015 OIL HEDGE POSITION

During July, Energen Resources hedged another 2.5 MMBbl of 2015 oil production at a NYMEX price of $88.52 per barrel. This brings the company’s total 2015 oil hedge position to 3.2 MMBbl at an average NYMEX price of $88.87 per barrel. Energen also initiated natural gas hedging in 2015 with 6.0 Bcf of San Juan basin production hedged at a NYMEX-equivalent price of $4.27 per Mcf.

Energen’s hedge position in 2014 is unchanged and is as follows:

Commodity	Hedge Volumes	NYMEX Price

Oil	9.8 MMBO	$ 92.64 per barrel

Natural Gas	51.8 Bcf	$ 4.60 per Mcf

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed San Juan and Permian basis differentials of $0.20 per Mcf in 2014 and 2015.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts and unhedged production will reflect the impact of basis differentials; average realized oil prices also will reflect transportation charges; and average realized NGL prices will be net of transportation and fractionation fees.

CONFERENCE CALL

Energen will hold its quarterly conference call today, Wednesday, July 31, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-939-3921. A live audio Webcast of the program as well as a replay may be accessed through Energen’s Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 750 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.